As filed with the Securities and Exchange Commission on February 21, 2017

Registration No. 333-213063
Registration No. 333-189167
Registration No. 333-168011
Registration No. 333-144688
Registration No. 333-127034
Registration No. 333-114231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-213063

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-189167

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-168011

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-144688

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-127034

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-114231

UNDER
THE SECURITIES ACT OF 1933

VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1859679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 656-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon Weber
Vice President, General Counsel and Corporate Secretary
Vascular Solutions, Inc.
6464 Sycamore Court North
Minneapolis, Minnesota 55369
(763) 656-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the following Registration Statements filed by Vascular Solutions, Inc., a Minnesota corporation (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

•
the Registration Statement on Form S-3 (Registration No. 333-213063) filed with the SEC on August 10, 2016, pertaining to the registration of an indeterminate amount of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), an indeterminate amount of the Registrant’s preferred stock, par value $0.01 per share (the “Preferred Stock”), debt securities, securities warrants for the purchase of debt securities, preferred or common stock (“Securities Warrants”) and units consisting of two or more of the securities registered hereby offered and sold together (“Units”) were registered;

•
the Registration Statement on Form S-3 (Registration No. 333-189167) filed with the SEC on June 7, 2013, as amended on August 6, 2013 and September 10, 2013, pertaining to the registration of an indeterminate amount of the Common Stock, an indeterminate amount of the Preferred Stock, debt securities, Securities Warrants and Units were registered;

•
the Registration Statement on Form S-3 (Registration No. 333-168011) filed with the SEC on July 7, 2010, under which 2,319,713 shares of the Common Stock, an indeterminate amount of the Preferred Stock, debt securities, Securities Warrants and Units were registered;

•
the Registration Statement on Form S-3 (Registration No. 333-144688) filed with the SEC on July 19, 2007, under which 2,319,713 shares of the Common Stock, an indeterminate amount of the Preferred Stock, debt securities, Securities Warrants and Units were registered;

•
the Registration Statement on Form S-3 (Registration No. 333-127034) filed with the SEC on July 29, 2005, pertaining to the registration of an indeterminate amount of the Common Stock, an indeterminate amount of the Preferred Stock, debt securities, Securities Warrants and Units were registered; and

•
the Registration Statement on Form S-3 (Registration No. 333-114231) filed with the SEC on April 6, 2004, under which 888,900 shares of the Registrant’s common stock, par value $0.01 per share were registered.

On February 17, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of December 1, 2016, by and among Teleflex Incorporated, a Delaware corporation (“Parent”), Violet Merger Sub Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant terminated any and all offerings of its securities pursuant to the Registration Statement.  In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 21st day of February, 2017.

Vascular Solutions, Inc.

By:	/s/ Gordon Weber
Name:	Gordon Weber
Title:	Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.